Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-191041

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated September 6, 2013)

2,427,397 Shares

AOL INC.

Common Stock

This prospectus supplement supplements information contained in the prospectus dated September 6, 2013 (the “base prospectus,” and as amended or supplemented, the “prospectus”), relating to the offer and sale of up to 2,427,397 shares of common stock of AOL Inc. by the selling stockholders listed in the prospectus. The shares were delivered to the selling stockholders on September 5, 2013 in connection with the acquisition of Adap.tv as described in the base prospectus. No additional shares are being registered in connection with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Investing in the shares involves a high degree of risk. See “Risk Factors” on page 6 of the base prospectus as well as those risk factors discussed in detail in Part I – Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 and Part II – Item 1A in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2013.

SELLING STOCKHOLDERS

The following table provides information regarding the aggregate number of shares of common stock known to us to be beneficially owned by each selling stockholder as of September 19, 2013, and the maximum number of shares offered by each selling stockholder pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock.

The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder.

The table below supplements the table of selling stockholders set forth on pages 8 through 10 of the base prospectus with information regarding additional persons who are selling stockholders.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder(1)	Number	Percent(2)		Number	Percent(2)
Beasant, James Alexander	110	*	110	0	0%
Croton Partners, LLC	5,790	*	5,790	0	0%
Curwen, Robert	450	*	450	0	0%
Daniyalzade, Eytan	916	*	916	0	0%
Haskell, Adrienne	383	*	383	0	0%
Iyengar, Alok B.	178	*	178	0	0%
Krecker, Patrick	767	*	767	0	0%
Lan, Eric C.	16,609	*	16,609	0	0%
McCumber, Owen Joseph	153	*	153	0	0%
Sherlock, Lewis Barrie	272	*	272	0	0%
Sireau, Philippe	63	*	63	0	0%
Vedula, Sundar	1,363	*	1,363	0	0%
Warczak, Kyle William	83	*	83	0	0%

*	Less than one percent (1%).
(1)	Information about other selling stockholders will be set forth in prospectus supplements, if required.
(2)	Based on 76,929,841 shares outstanding as of September 4, 2013.

PROSPECTUS

2,427,397 Shares

AOL INC.

Common Stock

This prospectus relates to the offer and sale of up to 2,427,397 shares of common stock of AOL Inc. by the selling stockholders listed under the heading “Selling Stockholders.” These shares were delivered to the selling stockholders on September 5, 2013 in connection with the Adap.tv Merger as described herein under the heading “Summary of the Underlying Transaction.”

Our common stock is listed on the New York Stock Exchange under the symbol “AOL.” The last reported sales price on September 5, 2013 was $33.31 per share.

We will not receive any proceeds from the sale by the selling stockholders of shares of our common stock.

The selling stockholders identified in this prospectus, including their respective transferees, pledgees or donees or other successors-in-interest, may offer the shares from time to time through public or private transactions at market prices prevailing at the time of sale, at a fixed or fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. The timing and amount of any sale is within the sole discretion of the applicable selling stockholder, subject to certain restrictions. See “Plan of Distribution” on page 11 of this prospectus.

Investing in the shares involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus as well as those risk factors discussed in detail in Part I – Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012 and Part II – Item 1A in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as filed with the Securities and Exchange Commission (the “SEC”).

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2013.

You should rely only on the information contained or incorporated by reference in this prospectus. No one is authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer of the shares of common stock covered by this prospectus in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, “Part II—Item 1A—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and “Risk Factors” in this prospectus. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors.

Achieving our business and financial objectives, including improved financial results and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or incorporated by reference herein as well as, among other things:

•	changes in our plans, strategies and intentions;

•	stock price volatility;

•	future borrowing and restrictive covenants under the new revolving credit facility;

•	the impact of significant acquisitions, dispositions and other similar transactions;

•	our ability to attract and retain key employees;

•	any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts;

•	market adoption of new products and services;

•	our ability to attract and retain unique visitors to our properties;

•	asset impairments; and

•	the impact of “cyber espionage.”

You should carefully consider the factors referred to above in evaluating these forward-looking statements.

When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and in the documents incorporated by reference. See the factors set forth under the caption “Risk Factors” beginning on page 6 below and in other documents incorporated or deemed to be incorporated by reference therein or herein, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30 2013, for additional information that you should consider carefully in evaluating these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus and any prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Any information incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and any information incorporated by reference in any prospectus supplement will automatically update and supersede information contained in this prospectus and any prospectus supplement. Our SEC file number is 001-34419.

We are incorporating by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 28, 2013;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 8, 2013 and August 8, 2013, respectively;

•	our Current Reports on Form 8-K filed with the SEC on March 4, 2013, April 2, 2013, May 7, 2013, July 8, 2013, August 7, 2013, August 16, 2013 and September 6, 2013; and

•	the description of our common stock contained in a Registration Statement on Form 10 filed on July 27, 2009, including any amendment or report filed for the purpose of updating such description.

You can obtain copies of documents incorporated by reference in this prospectus, without charge, by requesting them in writing or by telephone from us at AOL Inc., Investor Relations, 770 Broadway, New York, NY 10003, telephone (877) 265-1010. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference herein is accurate as of any date other than the date of the applicable document.

Our principal executive office is located at 770 Broadway, New York, NY 10003 (telephone number (212) 652-5400). We maintain a website at www.corp.aol.com. The information on our website is not part of this prospectus nor is it incorporated by reference.

References in this prospectus to “we,” “us,” the “Company,” and “AOL” refer to AOL Inc., a Delaware corporation.

SUMMARY OF THE UNDERLYING TRANSACTION

On September 5, 2013, we completed the acquisition (the “Adap.tv Merger”) of Adap.tv, a Delaware corporation (“Adap.tv”), pursuant to the Agreement and Plan of Merger dated as of August 5, 2013 (the “Merger Agreement”) by and among us, Carmel Merger Corporation, a Delaware corporation and our wholly owned subsidiary (“Merger Sub”), Adap.tv and Shareholder Representative Services LLC, a Colorado limited liability company. Pursuant to the Merger Agreement, Merger Sub merged with and into Adap.tv, and Adap.tv became our wholly owned subsidiary. We acquired Adap.tv for aggregate consideration of approximately $413.8 million, net of cash acquired and subject to a customary post-closing adjustment for working capital. The aggregate consideration consisted of approximately $331.3 million in cash, and approximately $82.5 million in our common stock.

We are registering the 2,427,397 shares of common stock covered by this prospectus in order to fulfill our obligation under the Merger Agreement to file an automatic shelf registration statement covering resales of the shares of our common stock issued to the selling stockholders upon the closing of the Adap.tv Merger.

RISK FACTORS

Investing in our common stock involves risks, including the risks described below that are specific to the shares of common stock and those that could affect us and our business. You should not purchase shares of our common stock unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing any shares of our common stock, you should consider carefully the risks and other information in this prospectus and carefully read the risks described in the documents incorporated by reference in this prospectus, including the discussion under “Part I—Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and “Part II—Item 1A—Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, as such discussion may be amended or updated in other reports filed by us with the SEC.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or preferred stock or of convertible securities could be substantially dilutive to holders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our stockholders may experience further dilution. Holders of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales or resales of shares of our common stock made after this offering or the perception that such sales or resales could occur.

We do not pay dividends on the common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have in the past declared a cash dividend on our common stock, we do not intend to pay dividends on our common stock.

The common stock is equity and is subordinate to any future indebtedness and preferred stock.

Shares of the common stock are equity interests in AOL and do not constitute indebtedness. As such, shares of the common stock rank junior to all indebtedness and other non-equity claims on AOL with respect to assets available to satisfy claims on AOL, including in a liquidation of AOL. In addition, although we currently do not have any preferred stock outstanding, our board of directors is authorized to issue preferred stock in the future, and hence holders of our common stock will be subject to the prior dividend and liquidation rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding in the future. Dividends on the common stock are payable only if declared by our board of directors and are subject to restrictions on payments of dividends out of lawfully available funds.

Anti-takeover provisions could adversely affect our stockholders.

Provisions of Delaware law and of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. For example, we are subject to Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors. Additionally, our Amended and Restated Certificate of Incorporation authorizes our board of directors to issue preferred stock, which could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

USE OF PROCEEDS

All shares of common stock sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any of the proceeds from such sales.

SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. We have agreed to pay all fees and expenses incident to the registration and listing of the shares of common stock owned by the selling stockholders.

The selling stockholders initially acquired the shares covered by this prospectus on September 5, 2013, at the closing of the Merger Agreement as described under “Summary of the Underlying Transaction.” The selling stockholders may at any time and from time to time offer and sell pursuant to this prospectus any or all of the 2,427,397 shares of our common stock in any type of transaction as more fully described under “Plan of Distribution” in this prospectus.

The following table sets forth the aggregate number of shares of common stock known to us to be beneficially owned by each selling stockholder as of September 5, 2013, and the maximum number of shares offered by each selling stockholder pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares of our common stock. Information about the selling stockholders may change over time. Any changed information will be set forth in prospectus supplements.

The information provided in the table below with respect to each selling stockholder has been obtained from such selling stockholder.

	Shares Beneficially Owned Prior to the Offering		Maximum Number of Shares Being Offered	Shares Beneficially Owned After the Offering
Name of Selling Stockholder(1)	Number	Percent(2)		Number	Percent(2)
Abantao, Ronald	871	*	871	0	0%
Abrams, Samira Saedi	1,278	*	1,278	0	0%
Amir Ashkenazi and Sharon Ashkenazi 2004 Family Trust	132,963	*	132,963	0	0%
Amram, Lior	1,981	*	1,981	0	0%
Beckman, Michael Edward	1,246	*	1,246	0	0%
Bee, Carolyn	153	*	153	0	0%
Behr, Sean F.	6,136	*	6,136	0	0%
Belon, Carlo Marcelo Arenas	792	*	792	0	0%
Belonojko, Peter	306	*	306	0	0%
Bernard Nguyen and Colleen Nguyen, trustees of the Nguyen Living Trust dated October 12, 2011	4,303	*	4,303	0	0%
Bessemer Venture Partners VII Institutional L.P.(3)	33,541	*	33,541	0	0%
Bessemer Venture Partners VII L.P.(4)	76,665	*	76,665	0	0%
Bhavnani, Anmol	238	*	238	0	0%
Bui, Trinh D.	1,438	*	1,438	0	0%
BVP VII Special Opportunity Fund L.P.(5)	129,373	*	129,373	0	0%
Chen, Yu	852	*	852	0	0%
Ciporin, Daniel Theo	13,947	*	13,947	0	0%
Cimei, Curt	16,246	*	16,246	0	0%
da Costa, Renato Souza	8,182	*	8,182	0	0%
Dees, Robert Alan	681	*	681	0	0%
Demmitt, Michael Joseph	1,448	*	1,448	0	0%
Doan, Frederick Tri	69	*	69	0	0%
F+W Investments LLC - Series 2009(6)	1,986	*	1,986	0	0%
Findley, Jason Edward	1,022	*	1,022	0	0%
Fitzpatrick, Brian Edward	7,734	*	7,734	0	0%
Gemini Israel IV (Annex Fund) L.P.	48,540	*	48,540	0	0%
Gemini Israel IV Limited Partnership	373,780	*	373,780	0	0%
Gemini Partners Investors IV (Annex Fund) L.P.	1,766	*	1,766	0	0%

Gemini Partners Investors IV L.P.	3,775	*	3,775	0	0%
Gila, Yael	4,922	*	4,922	0	0%
Gilbert, Jacqueline Jo	59	*	59	0	0%
Grenager, Trond Erling	178,988	*	178,988	0	0%
Gupta, Nidhi	3,400	*	3,400	0	0%
Hahn, Adam Paul	2,257	*	2,257	0	0%
Howe, Paul Anderson	5,468	*	5,468	0	0%
Huynh, Tung	2,556	*	2,556	0	0%
Jensen, William D.	144	*	144	0	0%
Jones, Janice Holly	511	*	511	0	0%
Jurman, Barbi	289	*	289	0	0%
Klein, Daniel Louis	178,988	*	178,988	0	0%
Lee, Tzong-Han	443	*	443	0	0%
Li, Benjamin Zhiwei	2,045	*	2,045	0	0%
Libby Ashkenazi Irrevocable Trust UTA 6/16/2010	15,341	*	15,341	0	0%
Lukoff, Brian Ross	1,086	*	1,086	0	0%
Martin, Paul John	1,193	*	1,193	0	0%
Maya Ashkenazi Irrevocable Trust UTA 6/16/2010	15,341	*	15,341	0	0%
Morgan, William Travis	1,525	*	1,525	0	0%
Mutti, Harpreet Kaur	104	*	104	0	0%
Pabbisetty, Prem Kumar Srikamal	6,477	*	6,477	0	0%
Peiré, Anne Danielle	144	*	144	0	0%
Pereira, Christie Volden	460	*	460	0	0%
Perlov, Baruch	980	*	980	0	0%
Redpoint Associates III, LLC(7)	19,223	*	19,223	0	0%
Redpoint Ventures III, L.P.(8)	493,397	*	493,397	0	0%
Ruyan, Mary Allison	553	*	553	0	0%
Severns, Sallie	511	*	511	0	0%
Smith, Christopher Alan	1,480	*	1,480	0	0%
Snyder, SuzAnne(9)	1,278	*	1,278	0	0%
Spark Capital Founders’ Fund II, L.P.(10)	3,580	*	3,580	0	0%
Spark Capital II, L.P.(11)	547,208	*	547,208	0	0%
Strickland, Theresa	5,940	*	5,940	0	0%
Sullivan, Steven John	7,159	*	7,159	0	0%
Toan, Nancy	95	*	95	0	0%
Tom Ashkenazi Irrevocable Trust UTA 6/16/2010	15,341	*	15,341	0	0%
Traupman, Jonathan David	1,035	*	1,035	0	0%
Vosahlova, Martina	705	*	705	0	0%
Wang, Yuchen	1,022	*	1,022	0	0%
Wasserman, Gabriel Matthew	715	*	715	0	0%
Wu, Yi-Fu	2,514	*	2,514	0	0%
Xu, En Yu	1,235	*	1,235	0	0%
Yeffet, Nir	225	*	225	0	0%
Yu, Vincent Kwok Wai	613	*	613	0	0%
Zamoruev, Boris	511	*	511	0	0%

*	Less than one percent (1%)
(1)	Information about other selling stockholders will be set forth in prospectus supplements, if required.
(2)	Based on 76,929,841 shares outstanding as of September 4, 2013.
(3)	The General Partner of Bessemer Venture Partners VII Institutional L.P. is Deer VII & Co. L.P. (“Deer L.P.”). The General Partner of Deer L.P. is Deer VII & Co. Ltd. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the shares held by Bessemer Venture Partners VII Institutional L.P.

(4)	The General Partner of Bessemer Venture Partners VII L.P. is Deer L.P. The General Partner of Deer L.P. is Deer VII & Co. Ltd. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the shares held by Bessemer Venture Partners VII L.P.
(5)	The General Partner of BVP VII Special Opportunity Fund L.P. is Deer L.P. The General Partner of Deer L.P. is Deer VII & Co. Ltd. J. Edmund Colloton, David J. Cowan, Byron B. Deeter, Robert P. Goodman, Jeremy S. Levine and Robert M. Stavis are the directors of Deer VII & Co. Ltd. and share voting and dispositive power over the shares held by BVP VII Special Opportunity Fund L.P.
(6)	Barry J. Kramer and Mark C. Stevens are also Managing Members of F+W Investments II LLC.
(7)	The manager of Redpoint Associates II, LLC has voting and investment power.
(8)	The members of Redpoint Ventures II, LLC have voting and investment power.
(9)	Suzanne Snyder is an Account Director in Sales of the Company.
(10)	Spark Capital Founders’ Fund II, L.P. is the General Partner of Spark Capital II, L.P. and Spark Management Partners II, LLC has investment and voting power for the shares. The managing members of Spark Capital Founders’ Fund II, L.P. disclaim beneficial ownership of the shares beyond their pecuniary interest.
(11)	Spark Management Partners II, LLC is the General Partner of Spark Capital II, L.P. and Spark Management Partners II, LLC has investment and voting power for the shares. The managing members of Spark Management Partners II, LLC disclaim beneficial ownership of the shares beyond their pecuniary interest.

We do not know when or in what amounts the selling stockholders may offer shares for sale. It is possible that the selling stockholders will not sell any or all of the shares of common stock offered under this prospectus. The Merger Agreement provides that no selling stockholder may resell more than one-sixth of his, her or its shares being registered on the registration statement of which this prospectus forms a part during any of the first six consecutive one-month periods following the date on which this registration statement becomes effective; however, each selling stockholder may enter into hedging transactions with respect to his, her or its registered shares. Because each selling stockholder may offer all or some of the shares of common stock pursuant to this prospectus, and because, except as described above, there are currently no arrangements or understandings with respect to the sale of any such shares, we cannot estimate the number of shares that will be held by each selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of common stock covered by this prospectus will be held by the selling stockholders.

Except as set forth above, and other than the Merger Agreement described above and other related agreements, to our knowledge, there have been no material relationships between the selling stockholders and their affiliates, on the one hand, and us and our affiliates, on the other hand.

PLAN OF DISTRIBUTION

The selling stockholders (which term as used herein includes their respective donees, pledgees, transferees or other successors-in-interest) selling shares of our common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer, may offer, sell, transfer, distribute or otherwise dispose of the shares of common stock covered by this prospectus from time to time on any stock exchange or quotation service on which the shares are listed or quoted at the time of the sale, in the over-the-counter market, in privately negotiated transactions or otherwise. The selling stockholders may offer, sell, transfer, distribute or otherwise dispose of these shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale, and we cannot assure you that any selling stockholders will sell all or any portion of the shares offered hereby by it. The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any proceeds from the sales by the selling stockholders of shares of common stock covered by this prospectus.

The selling stockholders may offer and sell the shares of common stock covered by this prospectus by one or more of the following methods at various times:

•	block trades in which a broker or dealer will be engaged to attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	“at the market” transactions to or through market makers or into an existing market for our common stock;

•	privately negotiated transactions;

•	short sales;

•	pledges of shares to a broker or dealer, who may, in the event of default, purchase or sell the pledged shares;

•	options, swaps or other derivative transactions that may or may not be listed on an exchange; or

•	any combination of the above methods or by any other legally available means.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers or dealers may act as principals, or as agents of the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares of common stock as principals may thereafter resell the shares from time to time in transactions on any stock exchange on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The selling stockholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If any selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we may be required to file a prospectus supplement pursuant to the applicable rules promulgated under the Securities Act. Certain selling stockholders who are entities rather than natural persons may distribute shares to their partners, shareholders or other owners in normal course, who may in turn sell the shares in the manner listed above. Any brokers, dealers or agents that participate in the distribution of shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of shares sold by them may be deemed to be underwriting discounts and commissions.

We will make copies of this prospectus supplement available to the selling stockholders and any of their successors in interest for purposes of satisfying the prospectus delivery requirements of the Securities Act, if applicable.

The selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of shares by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholders also may sell shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by the registration statement of which this prospectus is a part, provided the selling stockholders meet the criteria for and comply with the requirements of Rule 144.

Pursuant to the terms of the Merger Agreement, each selling stockholder severally and not jointly has agreed to indemnify and hold harmless us, our directors and officers, our agents and each person, if any, who controls us against certain liabilities, including certain liabilities that may arise under the Securities Act and Exchange Act. Pursuant to the Merger Agreement, we have agreed to indemnify and hold harmless each selling stockholder, such selling stockholder’s directors and officers and partners and members, each broker or dealer who participates in the offering of the shares covered by the registration statement of which this prospectus is a part, such selling stockholder’s agents and each person, if any, who controls such selling stockholder against certain liabilities, including certain liabilities that may arise under the Securities Act and the Exchange Act.

Pursuant to the terms of the Merger Agreement, we may suspend offers and sales or other dispositions of the shares under the registration statement of which this prospectus forms a part, at any time from and after the effective date of this registration statement, subject to certain terms and conditions. In the event of such suspension, the selling stockholders will not be able to offer or sell or otherwise dispose of the shares of common stock under this registration statement.

VALIDITY OF THE COMMON STOCK

The validity of the common stock will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

EXPERTS

The consolidated financial statements of AOL Inc. appearing in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2012 and the effectiveness of AOL Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.